EXHIBIT 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

Capitol Bancorp Ltd.

and

Michigan Commerce Bancorp Limited

Dated _________, 2009

Table of Contents

Page

ARTICLE 1 DEFINITIONS AND INTERPRETATION	1

Section 1.1 Definitions.	1
Section 1.2 References; Interpretation.	5

ARTICLE 2 GENERAL PRINCIPLES	5

Section 2.1 Transfer of Employees.	5
Section 2.2 Assumption and Retention of Liabilities.	5
Section 2.3 Spinco Employee Participation in Parent Benefit Plans.	6
Section 2.4 Service Credit.	6
Section 2.5 Approval of Spinco Plans by Parent as Majority Shareholder.	7

ARTICLE 3 RETIREMENT PLANS	7

Section 3.1 Parent and Spinco 401(k) Plans.	7
Section 3.2 Spinco Notice to Parent of Terminations of Employment.	8

ARTICLE 4 HEALTH AND WELFARE PLANS	8

Section 4.1 Spinco Welfare Plans.	8
Section 4.2 Health and Dependent Care Reimbursement Plans.	9
Section 4.3 COBRA and HIPAA.	10
Section 4.4 Liabilities.	10
Section 4.5 Vacation and Other Time-Off Benefits.	11
Section 4.6 Workers’ Compensation Liabilities.	11

ARTICLE 5 LONG-TERM INCENTIVE AWARDS	11

Section 5.1 Treatment of Outstanding Parent Options.	11

ARTICLE 6 ADDITIONAL COMPENSATION MATTERS	11

Section 6.1 Annual Incentive Awards.	11
Section 6.2 Parent Individual Arrangements.	12

ARTICLE 7 INDEMNIFICATION	14

ARTICLE 8 GENERAL AND ADMINISTRATIVE	14

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Section 8.1 Sharing of Information.	14
Section 8.2 Reasonable Efforts/Cooperation.	15
Section 8.3 Employer Rights.	15
Section 8.4 Effect on Employment.	15
Section 8.5 Consent of Third Parties.	15
Section 8.6 Beneficiary Designation/Release of Information/Right to Reimbursement.	15
Section 8.7 Not a Change in Control.	15
Section 8.8 Fiduciary Matters.	15

ARTICLE 9 MISCELLANEOUS	16

Section 9.1 Effect if Distribution Does not Occur.	16
Section 9.2 Relationship of Parties.	16
Section 9.3 Affiliates.	16
Section 9.4 Notices.	16
Section 9.5 Entire Agreement.	17
Section 9.6 Waivers.	17
Section 9.7 Amendments.	17
Section 9.8 Termination.	17
Section 9.9 Governing Law; consent to jurisdiction.	18
Section 9.10 Dispute Resolution.	18
Section 9.11 Titles and Headings.	18
Section 9.12 Counterparts.	18
Section 9.13 Assignment.	18
Section 9.14 Severability.	18
Section 9.15 Exhibits and Schedules.	18
Section 9.16 Specific Performance.	18
Section 9.17 Waiver of Jury Trial.	19
Section 9.18 Authorization.	19
Section 9.19 No Third-Party Beneficiaries.	19
Section 9.20 Construction.	19

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Employee Matters Agreement

THIS EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is entered into ____________, 2009, by and between Capitol Bancorp Ltd., a Michigan corporation (“Parent”), and Michigan Commerce Bancorp Limited, a Michigan corporation (“Spinco”) (each a “Party” and together the “Parties”), to be effective as of the Distribution Date (as defined below).

RECITALS

WHEREAS, Parent, acting through its direct and indirect subsidiaries, currently conducts several businesses in the banking industry;

WHEREAS, the Board of Directors of Parent has determined that it is appropriate, desirable and in the best interests of Parent and its shareholders to separate Parent into two separate, independent, publicly traded companies by creating Spinco and distributing a portion of Parent’s banking business to Spinco;

WHEREAS, the remainder of the Parent businesses will continue to be owned and conducted, directly or indirectly, by Parent;

WHEREAS, to effectuate the distribution, the Parties entered into that certain Separation Agreement and Plan of Distribution dated as of ___________, 2009 (the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, Parent and Spinco have agreed to enter into this Agreement for the purpose of allocating between and among them assets, liabilities and responsibilities with respect to employee compensation and benefit plans and arrangements.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1    Definitions.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement.  The following terms shall have the following meanings:

“Agreement” shall have the meaning assigned thereto in the preamble to this Agreement.

“Benefit Plan” means, with respect to an entity, each plan, program, policy, on-going arrangement, agreement, payroll practice, contract, trust, insurance policy or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, performance units, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-person life insurance or other employee benefit plan, program, arrangement, agreement or commitment that covers employees, including any “employee benefit plan” (as defined in ERISA Section 3(3)) sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, together with all regulations and other regulatory and legislative guidance in effect thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, including any proposed, temporary or final regulation and other regulatory guidance in force under that provision.

“Distribution” means the distribution to the holders of Parent Common Stock of all of the outstanding shares of Spinco Common Stock.

“Distribution Date” means the date upon which the Distribution shall be effective.

“DOL” means the United States Department of Labor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including any proposed, temporary or final regulation and other regulatory guidance in force under that provision.

“HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” means the United States Internal Revenue Service.

“Parties” shall have the meaning assigned thereto in the preamble to this Agreement.

“Parent” shall have the meaning assigned thereto in the preamble to this Agreement.

“Parent 401(k) Plan” means the Capitol Bancorp Ltd. 401(k) Plan.

“Parent Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Parent Group as such Group is constituted on or after the Distribution Date.

“Parent Common Stock” means the outstanding shares of common stock, no par value per share, of Parent.

“Parent Compensation Committee” means the Compensation Committee of Parent’s Board of Directors.

“Parent Dependent Care Reimbursement Plan” means the Capitol Bancorp Ltd. Dependent Care Reimbursement Plan.

“Parent Employee” means any individual who, at the relevant time, is employed by or will be employed by Parent or any member of the Parent Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).

“Parent Equity Incentive Plan” means the Capitol Bancorp Ltd. 2007 Equity Incentive Plan.

“Parent ESOP” means the Capitol Bancorp Ltd. Employee Stock Ownership Plan.

“Parent Excess Investment Plan” shall have the meaning assigned thereto in Section 3.2(a) of this Agreement.

“Parent Final Price” means the closing price of Parent Common Stock immediately prior to the Distribution as reported on the New York Stock Exchange.

“Parent Health Care Reimbursement Plan” means the Capitol Bancorp Ltd. Health Care Reimbursement Plan.

“Parent Management Incentive Plan” means the Capitol Bancorp Ltd. 2003 Management Incentive Plan.

“Parent Option” means an option to purchase shares of Parent Common Stock granted pursuant to one of the Parent Stock Plans.

“Parent Participant” means any individual who, following the Distribution Date, is (i) a Parent Employee, (ii) a former Parent Employee who is not a Spinco Employee, or (iii) a beneficiary, dependent or alternate payee of any of the foregoing.

“Parent Retiree Medical Coverage” shall have the meaning assigned thereto in Section 4.3 of this Agreement.

“Parent Service Programs/Policies” means, collectively, the Parent vacation program, short-term disability program and other Parent programs and policies to the extent eligibility for or the level of benefits thereunder depends on length of service.

“Parent Stock Plans” means, collectively, the Capitol Bancorp Ltd. 2003 Management Incentive Plan, the Capitol Bancorp Ltd. 2007 Equity Incentive Plan, the Capitol Bancorp Ltd. Employee Stock Option Plan and any other stock option, restricted stock or stock incentive compensation plan or arrangement maintained before the Distribution Date for employees, officers, or non-employee directors of Parent or its Affiliates, as amended.

“Parent Welfare Plan” means the Capitol Bancorp Ltd. Welfare Benefit Plan.

“Separation Agreement” shall have the meaning assigned thereto in the recitals to this Agreement.

“Spinco” shall have the meaning assigned thereto in the preamble to this Agreement.

“Spinco 401(k) Plan” shall have the meaning assigned thereto in Section 3.1(a) of this Agreement.

“Spinco Annual Incentive Plan” means the Michigan Commerce Bancorp Limited Omnibus Incentive and Equity Plan.

“Spinco Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Spinco Group as such Group is constituted on or after the Distribution Date.

“Spinco Common Stock” means the outstanding shares of common stock, no par value per share, of Spinco.

“Spinco Employee” means any individual who, as of the Effective Time, is employed by or will be employed by Spinco or any member of the Spinco Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).

“Spinco Excess Investment Plan” shall have the meaning assigned thereto in Section 3.2(b) of this Agreement.

“Spinco Dependent Care Reimbursement Plan” means the Michigan Commerce Bancorp Limited Dependent Care Reimbursement Plan.

“Spinco Health Care Reimbursement Plan” means the Michigan Commerce Bancorp Limited Health Care Reimbursement Plan.

“Spinco Participant" means any individual who, following the Distribution Date, is a Spinco Employee or a beneficiary, dependent or alternate payee of a Spinco Employee.

“Spinco Service Programs/Policies” means, collectively, the Spinco vacation program, short-term disability program and other Michigan Commerce Bancorp Limited programs and policies to the extent eligibility for or the level of benefits thereunder depends on length of service.

“Spinco Stock Fund” means the fund consisting of Michigan Commerce Bancorp Limited Common Stock

“Spinco Stock Plan” means the Michigan Commerce Bancorp Limited Omnibus Incentive and Equity Plan.

“Spinco Welfare Plan” means the Michigan Commerce Bancorp Limited Welfare Benefit Plan.

1.2    References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE 2
GENERAL PRINCIPLES

2.1    Transfer of Employees.  For the avoidance of doubt, effective as of the Distribution Date, only those Parent Employees associated with the Spinco business who are actively at work, including those Parent Employees on vacation, on such date shall terminate with Parent and be transferred to Spinco. Parent Employees associated with the Spinco business who are on an approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short-term or long-term disability leave, leave under the Family Medical Leave Act and other approved leave) as of the Distribution Date shall not terminate with Parent and such Parent Employees shall only become Spinco Employees unless and until they return to work or are able to return to work.  Such termination or transfer shall not be treated as a separation from service for purposes of any Parent Benefit Plan or agreement (or any benefit thereunder) which is subject to the provisions of Section 409A of the Code.  Any Parent Employee associated with the Spinco business who does not timely return to work following an approved leave of absence that began prior to the Distribution Date shall be terminated by Parent or the Parent Group and any Liabilities associated with such termination shall be the responsibility of Spinco or the Spinco Group, including, but not limited to, the Liabilities set forth in Section 6.3.

2.2    Assumption and Retention of Liabilities.

(a)    As of the Effective Time, except as otherwise expressly provided for in this Agreement or any other agreement by and between the Parties and/or their Affiliates, Parent shall, or shall cause one or more members of the Parent Group to, retain and Parent hereby agrees to pay, perform, fulfill and discharge, in due course in full: (i) all Liabilities under all

Parent Benefit Plans; and (ii) any other Liabilities or obligations expressly assigned to Parent or any of its Affiliates under this Agreement.

(b)    As of the Effective Time, except as otherwise expressly provided for in this Agreement, or any other agreement by and between the Parties and/or their Affiliates, Spinco shall, or shall cause one or more members of the Spinco Group to, assume sponsorship of the Spinco Benefit Plans and retain or assume and Spinco hereby agrees to pay, perform, fulfill and discharge, in due course in full: (i) all Liabilities under all Spinco Benefit Plans; and (ii) any other Liabilities or obligations expressly assigned to Spinco or any of its Affiliates under this Agreement.

(c)    From time to time after the Distribution Date, Spinco shall promptly reimburse Parent, upon Parent’s reasonable request and the presentation by Parent of such substantiating documentation as Spinco shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Parent or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of Spinco or any of its Affiliates.  Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Parent not later than the first anniversary of the Distribution Date, unless the obligations and Liabilities extend beyond the first anniversary.

(d)    From time to time after the Distribution Date, Parent shall promptly reimburse Spinco, upon Spinco’s reasonable request and the presentation by Spinco of such substantiating documentation as Parent shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Spinco or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of Parent or any of its Affiliates.  Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Spinco not later than the first anniversary of the Distribution Date, unless the obligations and Liabilities extend beyond the first anniversary.

2.3    Spinco Employee Participation in Parent Benefit Plans.  Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective on or before the Distribution Date each Spinco Employee and any other Spinco service provider (including any individual who is an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Spinco Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Spinco Group) shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights as an active participant under any Parent Benefit Plan.

2.4    Service Credit.  Spinco (acting directly or through its Affiliates) shall cause the Spinco Service Programs/Policies to provide each Parent Employee who becomes a Spinco Employee credit for purposes of eligibility, vesting, determination of benefit levels, and, to the extent applicable, benefit accruals under the Spinco Service Programs/Policies for such Spinco Employee’s service with any member of the Parent Group to the same extent such service was recognized by the applicable Parent Service Programs/Policies; provided that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

2.5    Approval of Spinco Plans by Parent as Majority Shareholder.  Effective as of the Distribution Date, Spinco shall adopt a Spinco plan which will permit the issuance of cash and equity awards.  The Spinco Stock Plan shall be approved prior to the Distribution Date by Parent as Spinco’s sole shareholder.

ARTICLE 3
RETIREMENT PLANS

3.1    Parent and Spinco 401(k) Plans.

(a)    Spinco 401(k) Plan. Effective on or before the Distribution Date, Spinco may have a defined contribution retirement plan and trust for the benefit of Spinco Participants (the “Spinco 401(k) Plan”).  Spinco shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Spinco 401(k) Plan so that it is qualified under Code Section 401(a) and the trust thereunder is exempt under Code Section 501(a).  Spinco (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Spinco 401(k) Plan.

(b)    Transfer of Parent 401(k) Plan Assets. Within a reasonable period of time on or before the Distribution Date, Parent shall cause the accounts (including any outstanding loan balances and any qualified domestic relations orders (“QDROs”)) in the Parent 401(k) Plan attributable to Spinco Participants who are employed by Spinco as of the transfer date and all of the assets in the Parent 401(k) Plan trust related thereto to be transferred (based on the investments, including Parent Common Stock, in place on or as soon as administratively practicable before the transfer date) to the Spinco 401(k) Plan, and Spinco shall cause the Spinco 401(k) Plan and trust to accept such transfer of accounts and underlying assets, loans and QDROs and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all obligations of the Parent 401(k) Plan relating to the accounts of Spinco Participants as of the transfer date, to the extent the assets, liabilities, loans and QDROs related to those accounts are actually transferred from the Parent 401(k) Plan to the Spinco 401(k) Plan and the Spinco 401(k) Plan shall satisfy all protected benefit requirements under the Code, ERISA and applicable law with respect to the transferred accounts.  The transfer of assets shall be conducted in accordance with Code Section 414(l), Treasury Regulation Section 1.414(1)-1, and ERISA Section 208.  When the accounts and underlying assets have been (i) transferred from the Parent 401(k) Plan to the Spinco 401(k) Plan and (ii) the Parties have reviewed and approved the transaction, which review and approval shall not be unreasonably withheld or delayed, the Parent 401(k) Plan shall be relieved of any responsibility and liability for the transferred accounts and amounts.  The Parent 401(k) Plan accounts of individuals who become Spinco Participants after the Spinco 401(k) Plan is established that are not transferred to the Spinco 401(k) Plan pursuant to the procedure described above shall be governed by the terms of the Parent 401(k) Plan.

(c)    Continuation of Elections. The Spinco 401(k) Plan will recognize and maintain Parent 401(k) Plan elections or designations, including participant deferral elections (to the extent possible), investment elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Spinco Participants, to the extent such elections or designations are available under the Spinco 401(k) Plan and continued pursuant to procedures adopted under the Spinco 401(k) Plan.  With respect to Spinco Participant elections to invest in Parent Common Stock, the Spinco 401(k) Plan will invest new deferral amounts covered by such elections in the appropriate default fund under the Spinco 401(k) Plan and Spinco Participants may change the investment of such amounts in accordance with Spinco 401(k) Plan procedures.  The Parent Common Stock investment alternative shall remain available under the Spinco 401(k) Plan for sale purposes only for up to one year (subject to further determination by the Spinco 401(k) Plan fiduciaries in their sole discretion) only with respect to accounts transferred from the Parent 401(k) Plan as described in paragraph (b) above and only to the extent that such accounts are invested in Parent Common Stock at the time of the transfer.  The Spinco Stock Fund under the Parent 401(k) Plan will accept the Spinco dividend on the Distribution Date; the Spinco Stock Fund under the Spinco 401(k) Plan will only be available for additional purchases if and when activated by the Trustee in its sole discretion. Between the time when the assets are transferred from the Parent 401(k) Plan to the Spinco 401(k) Plan and the Spinco Stock Fund is activated, if at all, Spinco Participants may only sell Spinco shares, if possible.

(d)    Contributions through the Distribution Date. All contributions, including employer matching contributions, payable to the Parent 401(k) Plan through the Distribution Date with respect to employee deferrals and contributions for Parent Employees who become Spinco Employees as of the Distribution Date, determined in accordance with the terms and provisions of the Parent 401(k) Plan, ERISA and the Code, shall be paid by Parent (or its affiliate) to the Parent 401(k) Plan prior to the date of the asset transfer described in paragraph (b) above.

3.2    Spinco Notice to Parent of Terminations of Employment.  For purposes of Parent benefits administration for the nonqualified Parent plans affected by Code Section 409A, the Spinco Group agrees to provide each affected Spinco Employee written notice that (i) upon the termination of the employment of any Spinco Employee, such employee must promptly notify the Parent Human Resources Department of any such termination; and (ii) any failure to do so could result in substantial penalties to the employee under Code Section 409A, similar state laws or any other laws that may affect such distributions. The notice package shall include a written acknowledgement of receipt of such notice that must be executed by the employee and returned to Spinco.  Spinco shall maintain a copy of each such notice and executed acknowledgement in its Human Resources/Benefits records and shall make them available to the Parent Group upon request.

ARTICLE 4
HEALTH AND WELFARE PLANS

4.1    Spinco Welfare Plans.

(a)    Establishment of Spinco Welfare Plans. Effective on or before the Distribution Date, Spinco will have health and welfare benefit plans for the benefit of eligible Spinco Participants (the “Spinco Welfare Plans”), who immediately prior to the Distribution Date are participants in the Parent health and welfare benefit plans (the “Parent Welfare Plans”).

(b)    Terms of Participation in Spinco Welfare Plans. All Spinco Welfare Plans will (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Employees, other than limitations that were in effect with respect to participants as of the Distribution Date under the Parent Welfare Plans, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Employee following the Distribution Date to the extent such Spinco Participant had satisfied any similar limitation under the analogous Parent Welfare Plan, and (iii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Spinco Employees under the corresponding Parent Welfare Plan in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such Parent Welfare Plan for calendar year 2009.

(c)    Immediately after the Distribution Date, all Liabilities in respect of or relating to Spinco Employees under the Parent Welfare Plans shall cease to be Liabilities of any member of the Parent Group or the Parent Welfare Plans and any and all such Liabilities shall be assumed by Spinco and the Spinco Welfare Plans.

Except for the account balances described in Section 4.2, nothing in this Agreement shall require Parent, any Parent Group member or any Parent Welfare Plan to transfer assets or reserves with respect to the Parent Welfare Plans to Spinco, any Spinco Group member or the Spinco Welfare Plans.

4.2    Health and Dependent Care Reimbursement Plan.

(a)    Spinco Health and Dependent Care Reimbursement Plans. Effective on or before the Distribution Date, Spinco will have the Spinco Health Care Reimbursement Plan and the Spinco Dependent Care Reimbursement Plan.  The Spinco Health Care Reimbursement Plan shall reimburse medical expenses incurred by the Spinco Employees at any time during the Parent Health Care Reimbursement Plan’s plan year (including claims incurred prior to the Distribution Date but unpaid prior to the Distribution Date), up to the amount of the Parent Participants’ election under the Parent Health Care Reimbursement Plan and reduced by amounts previously reimbursed by the Parent Health Care Reimbursement Plan.  The debit and credit account balances, if any, under the Parent Health and Dependent Care Reimbursement Plans of any Spinco Employee who transfers to employment with the Spinco Group directly from employment with the Parent Group on or before the Distribution Date shall be transferred within a reasonable period to the Spinco Health and Dependent Care Reimbursement Plans on behalf of that Parent Participant and shall thereafter be administered in accordance with the terms of the Spinco Health and Dependent Care Reimbursement Plans.  If a Spinco Employee whose health reimbursement account is transferred to the Spinco Health and Dependent Care Reimbursement Plans has received health reimbursements that exceed the amount he or she has contributed to the Parent health reimbursement account as of the transfer date, Spinco (or its affiliate) shall collect that Spinco Employee’s payroll contributions in accordance with the Spinco Health and Dependent Care Reimbursement Plans procedures and remit them on a monthly basis to Parent until Parent has recouped the total health reimbursements paid to or for that Parent Participant under the Parent Health and Dependent Care Reimbursement Plans for the year; provided that such contributions and remittances will cease upon the Spinco Employee’s cessation of participation in the Spinco Health and Dependent Care Reimbursement Plans.  The Parent Health

and Dependent Care Reimbursement Plans balances of any Parent Participant who transfers to employment with the Spinco Group after the Distribution Date will not be transferred to Spinco and will be handled in accordance with the terms and procedures of the Parent Health and Dependent Care Reimbursement Plans.

(b)    Parent Health and Dependent Care Reimbursement Plan.  Parent shall retain the Liability for administering under the Parent Health and Dependent Care Reimbursement Plans all reimbursement claims of Parent Participants (including Parent Participants who participate in the Parent Health and Dependent Care Reimbursement Plans before becoming Spinco Employees) incurred through the Distribution Date, subject to the terms of transfer set forth in Section 4.2(a) above.

4.3    COBRA and HIPAA.  Effective on or before the Distribution Date, the Spinco Welfare Plan will assume responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Spinco Employees who, prior to the Distribution Date, were covered under a Parent Welfare Plan pursuant to COBRA.  Parent (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the Parent Welfare Plan with respect to Spinco Employees incurred while they were participants in the Parent Welfare Plan.  The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the Parent Group to the Spinco Group that occur on or before the Distribution Date shall constitute a COBRA qualifying event for purposes of COBRA.

4.4    Liabilities.

(a)    Insured Benefits.  With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, (i) Parent (acting directly or through its Affiliates) shall cause the Parent Welfare Plan, through the appropriate insurers, to fully perform, pay and discharge, within the timeframes applicable under the relevant plan, all claims that are incurred under the Parent Welfare Plan through the Distribution Date, and (ii) Spinco (acting directly or through its Affiliates) shall cause the Spinco Welfare Plan, through the appropriate insurers, to fully perform, pay and discharge, within the timeframes applicable under the relevant plan, all claims that are incurred under the Spinco Welfare Plan from and after the Distribution Date.

(b)    Self-Insured Benefits.  With respect to employee welfare benefits that are provided on a self-insured basis, (i) Parent (acting directly or through its Affiliates) shall fully perform, pay and discharge, within the timeframes applicable under the Parent Welfare Plan, all claims that are incurred under the Parent Welfare Plan through the Distribution Date, and (ii) Spinco (acting directly or through its Affiliates) shall fully perform, pay and discharge, within the timeframes applicable under the relevant Spinco Welfare Plan, all claims that are incurred under the Spinco Welfare Plan from and after the Distribution Date.

(c)    Incurred Claim Definition.  For purposes of this Section 4.5, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (ii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iii) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

4.5    Vacation and Other Time-Off Benefits.  Spinco (or its Affiliate) shall credit each individual who becomes a Spinco Employee on or before the Distribution Date with the amount of accrued but unused vacation time (including banked vacation time) and other time-off benefits as such Spinco Employee had with the Parent Group on or before the Distribution Date or, if later, his or her date of transfer from the Parent Group to the Spinco Group.  The Spinco Employees for whom Spinco (or its Affiliate) provides vacation and other time-off credits as described above shall not have a right to a cash payment for their accrued but unused vacation time (including banked vacation time) or other time-off benefits upon their transfer from the Parent Group to the Spinco Group as a result of the Distribution.

4.6    Workers’ Compensation Liabilities.  Spinco Liabilities shall include, but not be limited to, any Liabilities relating to, arising out of, or resulting from any worker’s compensation claims made by a Spinco Employee, regardless of when said claims were made, incurred or become manifest.  Pursuant to Section 2.2(c), Spinco shall reimburse Parent for a commutation amount, mutually agreed upon by the Parties in good faith, intended to represent the present value as of the Distribution Date of any Liabilities that resulted from an accident or from an occupational disease which was incurred or becomes manifest, as the case may be, before the Distribution Date for a Spinco Employee.  Parent, each Parent Group member, Spinco and each Spinco Group member shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE 5
LONG-TERM INCENTIVE AWARDS

5.1    Treatment of Outstanding Parent Options.

Except as otherwise provided herein or otherwise agreed in writing by the Parties, each Parent Option held by a Spinco Employee that is outstanding immediately prior to the Distribution Date shall expire in accordance with the pertinent terms of the applicable Parent Stock Plan.

ARTICLE 6
ADDITIONAL COMPENSATION MATTERS

6.1    Annual Incentive Awards.

(a)    Parent Employees directly associated with the Spinco business who become Spinco Employees on the Distribution Date shall receive their annual incentive awards for the full 2009 calendar year from either the Spinco Stock Plan or the Spinco Annual Incentive Plan, as applicable.

(b)    Annual Incentive Liability.  Except as otherwise provided in this Section 6.1, including but not limited to Section 6.1(a), Parent shall retain responsibility for all Liabilities to the Distribution Date, when such obligations become due, relating to any 2009 annual incentive awards under any Parent Annual Incentive Plan for Parent Employees who are not directly associated with the Spinco business prior to the Distribution Date and who transfer to Spinco on the Distribution Date.

(i)    The Spinco Group shall be responsible for and pay the 2009 annual incentive awards of Parent Employees who are not directly associated with the Spinco business prior to the Distribution Date and who become Spinco Employees on the Distribution Date.  Parent shall reimburse Spinco for Parent’s portion of the 2009 annual incentive, if earned, pursuant to Section 2.2(d).

(ii)    For the avoidance of doubt and by way of example, Section 6.1(b) would apply to a Parent Employee who worked in the Parent law department prior to the Distribution Date (assumed to be ______________, 2009) and transferred to Spinco on the Distribution Date.  Parent would be responsible for [___]/12 or approximately [___]% of the employee’s 2009 incentive award, if earned, and Spinco would be responsible for [__]/12 or approximately [___]% of the employee’s 2009 annual incentive award, if earned.

(iii)    If a Spinco Employee transfers to Parent on the Distribution Date and thereby becomes a Parent Employee, Parent shall be responsible for and pay the 2009 annual incentive award, if earned, of such employee under the Parent Annual Incentive Plan.  Spinco shall reimburse Parent, pursuant to Section 2.2(c), for Spinco’s portion of the 2009 annual incentive award (January 1 through the Distribution Date), if earned, calculated consistent with the above example.

(c)    Establishment of Spinco Annual Incentive Plan.  Effective on the Distribution Date, Spinco (or its affiliate) will have an annual incentive plan for the 2009 fiscal year that permits the issuance of annual incentive awards on terms and conditions substantially comparable to those under the Parent Annual Incentive Plan, provided that the payment amounts and individual performance criteria shall be established in the discretion of the Spinco Board of Directors or the Compensation Committee thereof.

6.2    Parent Individual Arrangements.  Parent acknowledges and agrees that, except as otherwise provided herein, Parent (or its affiliate) shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Parent Group to any Parent Participant, including life insurance policies not held in any trust and covering any Parent Participant.  The Parties shall transfer or assign, and shall use commercially reasonable efforts to cause their respective employees to consent to the transfer or assignment, to Spinco or the Spinco Group the rights and Liabilities arising under any agreements entered into prior to the Distribution Date between Parent and Spinco Employees that do not terminate on or before the Distribution Date.

6.3    Severance Benefits.  Parent and Spinco acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment for purposes of any policy, plan, program or agreement of Parent or any member of the Parent Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment, including, but not limited to

_________, ___________, ___________, and any change in control agreement between Parent and a Spinco Employee.  Spinco Liabilities shall include, but not be limited to, any Liabilities under applicable Parent Benefit Plans related to the termination of any Parent Employees primarily associated with the Spinco business.  Following the Distribution Date, Spinco shall reimburse Parent monthly for any such Liabilities as provided in Section 2.2(c).  Such termination Liabilities shall include, but are not limited to, severance, COBRA and outplacement.

(a)    Parent shall continue to provide the COBRA coverage and any other associated termination benefits (such as outplacement) under the applicable Parent Benefit Plan;

(b)    Spinco shall provide the severance payments remaining as of the Distribution Date under any existing severance agreements related to Spinco employees, as applicable; and

(c)    Spinco shall reimburse Parent monthly for any termination Liabilities associated with the coverages or benefits provided in Section 6.3(a), as provided in Section 2.2(c).  Such termination Liabilities shall include, but are not limited to, COBRA (any subsidized amounts) and outplacement costs.  The outplacement costs would relate to any employee working in the asset management or related business before the Effective Time who is terminated prior to or as of the Effective Time, but elects outplacement coverage on or after the Effective Time.

6.4    Relocation Expenses; Talent Acquisition/Retention Agency Fees.  Following the Distribution Date, Spinco shall reimburse Parent periodically, as invoices are received from Parent’s relocation vendor or talent acquisition/retention vendor, for any (a) relocation expenses (including home sale/purchase program expenses) provided under the applicable relocation policy/program and any individual agreement/offer letter that addressed any aspect of relocation and (b) talent acquisition/retention agency fees, both as related to any employees who, as of the Distribution Date, are Spinco Employees or Parent Employees associated with the Spinco business.

6.5    Tax Matters.

(a)    Tax Deductions in General.  Subject to the provisions of Section 6.5(b), the Parties agree to take the actions that are necessary or desirable to enable the Party responsible for any payment under this Agreement to receive, to the extent possible, the benefit of any tax deduction related to such payment.  If one party receives a tax benefit as a result of any payment or benefit funded by the other party under this Agreement, the first party shall reimburse the other party for that tax benefit at the time and to the extent that such tax benefit is realized.  If the reimbursement to the other party is considered taxable income to the other party, the first party shall gross-up the reimbursement amount to the other party for taxes.

(b)    Equity-Based Compensation Deductions.  Notwithstanding the provisions of Section 6.5(a), the Parties agree that, to the extent permitted by law, tax deductions for equity-based compensation described in Section 5.1 , if any,  shall be allocated to and claimed by the entity or entities within the respective Parent Group or Spinco Group that employed the individual receiving the compensation during the relevant vesting period based on the number of months of such individual’s employment with such entity or entities.  The entity claiming the deduction shall be responsible for any tax reporting obligations, including but not limited to the filing of any required form W-2, and payment of any taxes imposed upon the employer in respect of the corresponding amounts, in proportion to the amount claimed as a deduction.  The Party in control of the payment of any such amounts shall be responsible for effecting the withholding of any applicable income and employment tax withholding required to be effected from any such payment.  The Parties shall cooperate with each other to facilitate any required tax reporting obligations, including sharing, as relevant, information regarding amounts withheld from the payments to the employees.  To the extent deductions cannot be claimed in the manner referenced in this Section 6.5(b), or are disallowed or adjusted on audit, the entity that receives the tax benefit shall reimburse the entity that would have received such tax benefit pursuant to the preceding sentence as and when realized.  To the extent such reimbursement is treated as taxable income, the reimbursing party shall gross-up the reimbursement amount for taxes.

(c)    Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, the Parties agree to cooperate to minimize the loss of deductions and to utilize commercially reasonable best efforts to have the applicable plans, programs and arrangements comply with Section 409A of the Code.

ARTICLE 7
INDEMNIFICATION

Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article 6 of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement, and any references to “Agreement” in such Article 6 as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE 8
GENERAL AND ADMINISTRATIVE

8.1    Sharing of Information.  Parent and Spinco (acting directly or through their respective Affiliates) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this Agreement.  Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises.  Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Article 8 of the Separation Agreement.  With respect to personal health information (“PHI”) as defined in the Privacy Rule under HIPAA, the Parties agree to comply with the regulations under the Privacy Rule and the Security Standards, including, but not limited to, entering into any business associate agreements that may be required for the sharing of PHI.

8.2    Reasonable Efforts/Cooperation.  Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments.  Each of the Parties hereto shall provide reasonable cooperation on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Entity.

8.3    Employer Rights.  Nothing in this Agreement shall prohibit Spinco or any of its Affiliates from amending, modifying or terminating any Spinco Benefit Plan at any time within its sole discretion after the Distribution Date.  In addition, other than as expressly provided in Article 3, Article 4, Article 5, or Article 6, nothing in this Agreement shall prohibit Parent or any Parent Affiliate from amending, modifying or terminating any Parent Benefit Plan at any time within its sole discretion.

8.4    Effect on Employment.  Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment that entitles such individual to the commencement of benefits under any of the Parent Benefit Plans.  Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Parent, Spinco or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

8.5    Consent of Third Parties.  If any provision of this Agreement depends on the consent of any third party and such consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

8.6    Beneficiary Designation/Release of Information/Right to Reimbursement.  To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Employees under Parent Benefit Plans shall be transferred to and be in full force and effect under the corresponding Spinco Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Spinco Employee.

8.7    Not a Change in Control.  The Parties hereto acknowledge and agree that the transactions contemplated by the Separation Agreement and this Agreement do not constitute a “change in control” for purposes of any Parent Benefit Plan, Parent Stock Plan, Spinco Stock Plan or Spinco Benefit Plan.

8.8    Fiduciary Matters.  Parent and Spinco each acknowledge that the transfer of account balances and assets from any Parent Benefit Plan to any Spinco Benefit Plan will be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no

Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard.  Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities.

ARTICLE 9
MISCELLANEOUS

9.1    Effect if Distribution Does not Occur.  Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is not executed or if it terminates prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by Parent and Spinco and neither Party shall have any Liability or further obligation to the other Party under this Agreement.

9.2    Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

9.3    Affiliates.  Each of Parent and Spinco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their Affiliates, respectively.

9.4    Notices.  All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, or (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid.  All notices and communications, to be effective, must be properly addressed to the party to whom they are directed at its address as follows:

To Parent:                      Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, MI  48933
Attention: General Counsel
Fax: (517) 374-2546

With copies to:             Honigman Miller Schwartz and Cohn LP
444 West Michigan Avenue
Kalamazoo, MI  49007
Attention: Phillip D. Torrence, Esq.
Fax: (269) 337-7703

If to Spinco, to:             Michigan Commerce Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, MI  48933
Attention: John C. Smythe
Fax: (517) [_________]

With copies to:             ____________________
____________________
____________________
Attention: ____________
Fax: _________________

Either Party may, by written notice delivered to the other Party in accordance with this Section 9.4, change the address to which delivery of any notice shall thereafter be made.

9.5    Entire Agreement.  This Agreement, the Separation Agreement, and each other Ancillary Agreement, including any Annexes, Schedules and Exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail.

9.6    Waivers.  No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

9.7    Amendments.  Subject to the terms of Section 9.8 of this Agreement, this Agreement may not be modified or amended except by an instrument in writing signed by both of the Parties.

9.8    Termination.  If permitted by the Separation Agreement, this Agreement (including Article 7 hereof (Indemnification)) may be terminated and abandoned at any time prior to the Distribution Date by and in the sole discretion of Parent without the approval of Spinco or the shareholders of Parent, and it shall be deemed terminated if and when the Separation Agreement is terminated.  In the event of such termination, neither Party shall have any liability of any kind to the other Party or any other Person.  After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by both Parties; provided, however, that Article 7 shall not be terminated after the Distribution Date in respect of any Parent Indemnitee or Spinco Indemnitee without the consent of such Person.

9.9    Governing Law; Consent to Jurisdiction.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Michigan, without regard to the conflicts of law rules of such state. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Michigan or any federal court with subject matter jurisdiction located in the Western District of Michigan (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than such courts.

9.10    Dispute Resolution.  The dispute resolution provisions in Section 9.15 of the Separation Agreement shall apply to this Agreement, except for any disputes regarding the Benefit Plans which are governed by the Benefit Plans’ claim procedures.

9.11    Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.12    Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original instrument and all of which together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

9.13    Assignment.  Neither of the Parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party or as otherwise provided in the Separation Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.  Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the Parent Group and the Spinco Group.

9.14    Severability.  In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.15    Exhibits and Schedules.  The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

9.16    Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.10 of this Agreement, (b) provisional or temporary injunctive relief in accordance therewith in any court of the United States, and (c) enforcement of any such award of an arbitral tribunal or any court of the United States, or any other any other tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

9.17    Waiver of Jury Trial.  SUBJECT TO SECTION 9.10 AND SECTION 9.16 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

9.18    Authorization.  Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

9.19    No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

9.20    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Signatures on the Following Page

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

CAPITOL BANCORP LTD.

By:           _______________________
Name:      _______________________
Title:        _______________________

MICHIGAN COMMERCE BANCORP LIMITED

By:           _______________________
Name:      _______________________
Title:        _______________________

Signature Page to Employee Matters Agreement